Starbucks Announces Leadership Promotions to Drive Continued Purpose-Driven Growth
John Culver promoted to group president, North America and chief operating officer; Michael Conway to group president, International and Channel Development; and Michelle Burns to executive vice president, Global Coffee, Tea and Cocoa

SEATTLE (June 15, 2021) – Starbucks Corporation (NASDAQ: SBUX) today announced several leadership appointments to advance the company's strategic business goals and position Starbucks on a clear growth path for the future. The company announced the promotions of John Culver as group president, North America and chief operating officer, Michael Conway to group president, International and Channel Development, and Michelle Burns to executive vice president, Global Coffee, Tea and Cocoa. These changes are effective as of June 28, 2021.

“As we plan for the 2022 fiscal year and beyond, Starbucks is fortunate to have a deep, talented and diverse team of senior executives we are able to tap to help lead us forward,” said Kevin Johnson, president and chief executive officer. “These appointments support our Growth at Scale agenda to bring about predictable, sustainable growth for the long-term, as well as our commitments to being a People Positive and Planet Positive company. I want to congratulate John, Michael and Michelle on their promotions and look forward to continuing to work with them closely.”

John Culver joined Starbucks in 2002 and has been at the forefront of the growth and expansion for the company across multiple geographies and cultures, leading Starbucks International for the last 15 years. Under his leadership, Starbucks International’s presence has grown to encompass more than 15,000 retail stores and more than 800,000 points of presence through channels outside our stores.

Michael Conway joined Starbucks in 2013 to lead Channel Development and, since that time, has gone on to lead Starbucks U.S. Licensed Stores and Canada businesses. In his expanded role as group president, International and Channel Development, he will oversee the retail business segment that includes all international markets outside of the U.S. and Canada. He’ll also lead Starbucks global Channel Development business segment including the Global Coffee Alliance with Nestlé.

Michelle Burns leads Starbucks Global Coffee, Tea and Cocoa with more than 26 years of experience at Starbucks. Her promotion to executive vice president reflects the importance of coffee as core to Starbucks business and recognizes the critical role coffee plays in the intersectionality of Starbucks Planet and People Positive goals within the coffee supply chain, on behalf of our farmers.

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